FREEPORT-McMoRan COPPER & GOLD INC.

OFFER OF PREMIUM UPON CONVERSION OF
OUTSTANDING 8¼% CONVERTIBLE SENIOR NOTES DUE 2006

(CUSIP Nos. 35671DAD7 and 35671DAF2)

THE OFFER OF PREMIUM WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,

ON JANUARY 6, 2004 UNLESS EXTENDED (THE “EXPIRATION DATE”).

NOTES TENDERED IN THE OFFER OF PREMIUM MAY BE WITHDRAWN AT ANY

TIME PRIOR TO 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THE

THE EXPIRATION DATE UNLESS PREVIOUSLY

ACCEPTED FOR CONVERSION.

To the Registered Holder and Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We are enclosing the materials listed below relating to the offer by Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (the “Company”), to pay a cash premium of $20 (the “Conversion Premium”), plus accrued and unpaid interest up to, but excluding, the conversion date, for each $1,000 principal amount of 8¼% Convertible Senior Notes due 2006 (the “Notes”) that is converted into the Company’s class B common stock, upon the terms and subject to the conditions set forth in the Offering Circular, dated December 8, 2003, and the related Special Conversion Letter of Transmittal (which, together with the Offering Circular, constitutes the “Offer of Premium”).

Enclosed herewith are copies of the following documents:

1.

Offering Circular dated December 8, 2003;

2.

Special Conversion Letter of Transmittal;

3.

Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

4.

Letter that may be sent to your clients for whose account you hold Notes in your name or in the name of your nominee, along with Instructions To Book Entry Transfer Participants for your clients to return to you.

We urge you to contact your clients promptly.  Please note that the Offer of Premium will expire on the Expiration Date unless extended.

The Offer of Premium is not conditioned upon any minimum number of Notes being tendered.

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Conversion Agent and Information Agent) in connection with the solicitation of tenders of Notes pursuant to the Offer of Premium.

Additional copies of the enclosed materials may be obtained from the Information Agent (1-800-843-0129).

Very truly yours,

FREEPORT-McMoRan COPPER & GOLD INC.